Exhibit 23.2
The Board of Directors
Prime Healthcare Services, Inc., and Subsidiaries
We hereby consent to the incorporation by reference in the registration statements (No. 333-130337) on Form S-8 and (Nos. 333-121883, 333-140433 and 333-141100) on Form S-3 of Medical Properties Trust, Inc. of our report dated June 13, 2007, relating to the consolidated balance sheets of Prime Healthcare Services, Inc. and Subsidiaries as of December 31, 2006 and 2005 and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2006 which reports appear in the December 31, 2007 Annual Report on Form 10-K of Medical Properties Trust, Inc.
/s/ Moss Adams LLP
Irvine, California
March 13, 2008